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Exhibit 99.1


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
FOR IMMEDIATE RELEASE:
CONTACTS:                         Media Contact:          Investor Relations Contact:
Interpharm Holdings, Inc.         John Scally             Carl Hymans
George Aronson, CFO               G.S. Schwartz & Co.     G.S. Schwartz & Co.
631-952-0214                      212-725-4500 ext. 338   212-725-4500 ext. 310
georgearonson@interpharminc.com   jscally@schwartz.com    carlh@schwartz.com
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     INTERPHARM ANNOUNCES AGREEMENTS WITH TRIS PHARMA TO EXPAND NEW PRODUCT
                                  DEVELOPMENT

           COLLABORATION ON 32 PRODUCTS, INCLUDING 25 LIQUID PRODUCTS

COMMACK, N.Y. - March 2, 2005 - Interpharm Holdings, Inc. (AMEX: IPA), today announced that it has entered into two separate technology licensing and product development agreements with Tris Pharma, Inc., a specialty drug delivery technology company. These two agreements, collectively, will increase the Company's pipeline of drugs under development over the next 30 months by up to 32 generic pharmaceutical products.

The first contract will provide for the development of 25 liquid products, accelerating the Company's entry into the market for generic pharmaceutical liquid products. The development of the liquid products coincides with Interpharm's construction of a liquids facility which it believes will be completed in the second half of calendar 2005. The second contract is for the development of seven solid oral dosage products in strategic areas that the Company has targeted, some of which will require a patent challenge.

Pursuant to the terms of the agreements, Tris will be responsible for the product development including technology transfer to Interpharm. Interpharm will be responsible for regulatory submission, manufacture and commercialization of these products. Tris will receive approximately $6.65 million over the next 30 months in milestone and other payments, as well as certain profit sharing arrangements.

In February, 2005, Interpharm hired Kenneth Cappel as in-house intellectual property counsel. He will be responsible for all intellectual property related issues in connection with the Company's new product development initiatives, and for overseeing and coordinating any patent challenges.

Bob Sutaria, President of Interpharm stated, "Over the past ten months, Interpharm has developed its strategic plan for the Company, which focuses on accelerating our new product development initiatives, as well as vertical integration and direct sales. We have begun implementing our plan this year through an increased commitment to our research and development budget, the hiring of in-house intellectual property counsel, and our collaborations with Tris." Bob Sutaria continued, "We are impressed with Tris' research and development capabilities and believe they will make an excellent partner."

According to data published by IMS Health, the products under the Tris agreements generated over $5.3 billion in total sales in 2003. Ketan Mehta, CEO and President of Tris Pharma stated, "We selected Interpharm as our partner because of their commitment to growth, strategic vision and the infrastructure they have built. Further, with the new additions to their management team, we believe they are very well positioned to leverage our research and development expertise and take advantage of these products in the marketplace."

Cameron Reid, Chief Executive Officer of Interpharm stated, "We are implementing our plan to aggressively pursue ANDA filings. Our relationship with Tris provides us with an experienced development partner and offers tremendous synergies with our own internal research and development expansion efforts. The liquid product developments will enable us to timely file liquid ANDAs and accelerate our entry into this market. The seven solid oral dosage products, using Tris' proprietary technology, will enable us to file ANDAs in which Interpharm will challenge existing Orange Book patents."


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ABOUT INTERPHARM

Interpharm develops, manufactures and distributes generic prescription strength and over-the-counter drugs. Interpharm will continue to focus on growing organically through internal product development and leveraging its strength in efficient and cost effective manufacturing. In addition, Interpharm will also continue to seek consummation of mutually beneficial strategic alliances and collaborations.

ABOUT TRIS PHARMA, INC.

Tris Pharma, Inc. is a privately held, specialty drug delivery technology company engaged in two areas of research: enhancing absorption of poorly soluble/absorbed drugs, and controlled release technology. Tris has developed several platform technologies in both areas and works with larger pharmaceutical companies to commercialize its products. Tris Pharma's research and development, and manufacturing facility is located in South Brunswick, New Jersey.

FORWARD-LOOKING STATEMENTS

Statements made in this news release, may contain forward-looking statements concerning Interpharm's business and products involving risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, and additional competition from existing and new competitors, changes in technology, and various other factors beyond Interpharm's control. Other risks inherent in Interpharm's business are set forth in its filings with the SEC, including, but not limited to, the Atec Group, Inc. proxy statement filed with the SEC on May 2, 2003, our Form 10-K, filed on September 28, 2004 and our Current Report on Form 8-K filed, on March 2, 2005.

All information in this release is as of March 1, 2005. Interpharm undertakes no duty to update any forward-looking statements to conform the release to actual results or changes in its circumstances or expectations after the date of this release.